Exhibit 10.4

PURCHASE AND SALE AGREEMENT AND

ASSIGNMENT OF INTERESTS – WYOMING AND MONTANA

PRODUCING PROPERTIES

THIS PURCHASE AND SALE AGREEMENT AND ASSIGNMENT OF INTERESTS (“Agreement”), executed the 16th day of June, 2005 and effective as of the 1st day of January, 2005 (“Effective Date”) by and among GEOSTAR CORPORATION, a Delaware Corporation, together with its subsidiary and affiliated companies, FIRST SOURCE WYOMING, INC., a Delaware Corporation, and SQUAW CREEK DEVELOPMENT, INC., a Michigan Corporation (sometimes collectively “Sellers”; sometimes individually “Seller”) and GASTAR EXPLORATION, LTD, an Alberta, Canada Corporation, together with its subsidiary and affiliated companies, FIRST SOURCENERGY WYOMING, INC., a Michigan Corporation, and SQUAW CREEK, INC., a Delaware Corporation (sometimes collectively “Buyers”; sometimes individually “Buyer”).

RECITALS

WHEREAS, GeoStar Corporation (“GeoStar”) and/or one or more of its subsidiaries and affiliates, First Source Wyoming, Inc. (“FSW”) and Squaw Creek Development, Inc. (“SCD”) own certain Producing Properties and interests in the states of Wyoming and Montana; and

WHEREAS, Gastar Exploration, Ltd. (“Gastar”) and/or one or more of its subsidiaries and affiliates, First Sourcenergy Wyoming, Inc. (“First Sourcenergy”) and Squaw Creek, Inc. (“Squaw Creek”) own certain Producing Properties and interests in the states of Wyoming and Montana which interests are in the same Producing Properties as are owned by GeoStar, FSW and/or SCD; and

WHEREAS, GeoStar and its subsidiaries and affiliates, Sellers herein, desire to sell, transfer, convey and assign to Gastar and its subsidiaries and affiliates, Buyers herein, and Buyers desire to purchase and receive from Sellers, all of Sellers’ collective rights, title to and interests in, and all of Sellers’ liabilities and responsibilities in connection with, the Producing Properties in the states of Wyoming and Montana in the Powder River Basin, including, without limitation, rights to production, rights to proceeds from production, producing leases, associated drilling and spacing units, wells, equipment, working interests, net revenue interests, personal property, fixtures, physical facilities, rigs, drilling equipment, collection equipment, pipelines, gathering equipment and systems, meters, pumps, piping, casing, logs, seismic information, contracts and agreements, including joint operating agreements, joint venture agreements, rig agreements, drilling agreements, and agreements pertaining to the collection, gathering, transmission and sale of coalbed methane gas or other hydrocarbons and hydrocarbon products, data and records pertaining to those Producing Properties; and

NOW THEREFORE, in consideration of the mutual promises of the Parties contained herein, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Definitions and Interpretation

1.1 For purposes of this Agreement, the following terms shall have the meanings given to them below:

“Agreement” means this Purchase and Sale Agreement and Assignment of Interests.

“Affiliate” means a company, partnership, limited liability company, limited partnership or other legal entity that, directly or indirectly, controls a Party, is directly or indirectly controlled by a Party, or is directly or indirectly under common control with a Party. “Control” in this context means the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of such company, partnership or legal entity.

“Business Day” means a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of the state of Michigan.

“Effective Date” means 7:00 a.m. (CST), January 1, 2005.

“mcf” means one thousand cubic feet of natural gas.

“Net Revenue Interest” (“NRI”) means an interest (expressed as a percentage or decimal fraction) in and to all hydrocarbons produced and saved from or attributable to a property.

“Party” means any one of GeoStar Corporation, First Source Wyoming, Inc., Squaw Creek Development, Inc., Gastar Exploration, Ltd., First Sourcenergy Wyoming, Inc., and Squaw Creek, Inc., and “Parties” refers to all of them.

“Permitted Encumbrances” means:

(a) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of Sellers in any well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth in the Exhibits hereto for such well (or the specified zone(s) therein) and does not obligate Sellers to bear a Working Interest for such well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth in the Exhibits hereto for such well (or the specified zone(s) therein) (unless the Net Revenue Interest for such Property is greater than the Net Revenue Interest set forth on the applicable Exhibit in the same proportion as any increase in such Working Interest);

(b) preferential rights to purchase and required third party consents to assignments and similar agreements;

(c) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(d) customary post-closing consents;

(e) conventional rights of reassignment;

(f) all applicable laws and regulations, and rights reserved to or vested in any governmental authority (i) to control or regulate any of the Properties in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of any applicable law or regulation, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Properties; (iii) to use such Property in a manner which does not materially impair the use of such Property for the purposes for which it is currently owned and operated; and (iv) to enforce any obligations or duties affecting the Properties to any governmental authority, with respect to any franchise, grant, license, or permit;

(g) rights of a common owner of any interest in rights-of-way or easements currently held by any Seller and such common owner as tenants in common or through common ownership;

(h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Properties for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment which do not materially impair the use of the Properties as currently owned and operated;

(i) zoning and planning ordinances and municipal regulations;

(j) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Sellers;

(k) liens created under leases and/or operating agreements or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Sellers;

(l) any encumbrance affecting the Properties which is expressly assumed, bonded or paid by Buyers at or prior to Closing or which is discharged by Sellers at or prior to Closing;

(m) any matters referenced in the Exhibits hereto; and

(n) all other liens, charges, encumbrances, contracts, agreements, obligations, defects, and irregularities affecting the Properties that individually or in the aggregate are not such as to materially interfere with the operation or use of any of the Properties (as currently owned and operated), do not reduce the Net Revenue Interest of any Seller in any well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on the Exhibits hereto for such well (or the specified zone(s) therein) and do not obligate Sellers to bear a Working Interest for such well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on the exhibits hereto for such well (unless the Net Revenue Interest for such Properties is greater than the Net Revenue Interest set forth on the Exhibits hereto in the same proportion as any increase in such Working Interest).

“Promissory Notes” means the unsecured, subordinated Promissory Notes in the aggregate amount of Twenty Five Million U.S. Dollars (USD$25,000,000), dated as of the Closing Date, issued by Gastar and certain of its subsidiaries and payable to Geostar and certain of its subsidiaries.

“Properties” means the “Producing Properties,” as defined in Section 2.1, which are more fully described in the Exhibits to be executed hereunder.

“Working Interest” (“WI”) means the percentage of costs and expenses attributable to the maintenance, development and operation of a Property.

“Wyoming and Montana Non Producing Properties” means the real estate leasehold interests and associated rights sold and assigned by Sellers to Buyers pursuant to the “Purchase and Sale Agreement and Assignment of Interests – Wyoming and Montana Non Producing Properties” of even date herewith.

“Wyoming and Montana Properties” means the Properties and the Wyoming and Montana Non Producing Properties.

1.2 Terms denoting the singular only shall include the plural, and vice versa.

1.3 Unless otherwise stated, a reference to a Recital, Article, Section, Schedule or Exhibit is a reference to a Recital, Article, Section, Schedule or Exhibit of this Agreement.

1.4 Section numbers and headings are for convenience of reference only, and shall not affect the interpretation of this Agreement.

1.5 Reference to any gender includes the other.

1.6 Reference to “including” means “including, but not by way of limitation.”

1.7 Unless otherwise expressly provided to this Agreement, reference to an agreement (including this Agreement), document, or instrument is to the same as amended, modified, novated or replaced from time to time.

1.8 Reference to a statute or other legislative act, by-law, rule, regulation, or order is to the same as amended, modified or replaced from time to time and to any rule, regulation or order promulgated pursuant to such law.

2.	Sale and Purchase of Properties and Assignment of Interests

2.1	Effect and Intent

With the execution and delivery of this Agreement, and with the execution and delivery of the Assignments, Bills of Sale and other documents of conveyance and assumption referenced herein to be executed and delivered at Closing, Sellers shall have sold, transferred, assigned and conveyed to Buyers, and Buyers shall have purchased and received from Sellers, all (one hundred percent (100%)) of Sellers’ rights, title to and interest in Producing Properties (as hereinafter defined) in Wyoming and Montana, all of Sellers’ interest in equipment and fixtures in and on said Producing Properties, all of Sellers’ rights, title to, interests in, and obligations under all contracts and agreements pertaining to said Producing Properties, all of Sellers’ mineral rights and obligations in connection with said Producing Properties, and all of Sellers’ lease and leasehold rights and obligations in connection with said Producing Properties. “Producing Properties” means and includes all of Sellers’ rights, title and interest in oil, natural gas, coalbed methane gas and hydrocarbon Properties in Wyoming and Montana (other than the Wyoming and Montana Non Producing Properties) (including rights, title to and interests in agreements or contracts granting the right or option to explore for and produce oil, natural gas, coalbed methane gas or other hydrocarbons, as applicable, including producing wells, leasehold interests, fee mineral interests and operating rights), all production of oil, natural gas, coalbed methane gas or other hydrocarbons, all proceeds and revenues from the production and sale of oil, natural gas, coalbed methane gas or other hydrocarbons, wells on the Properties (whether producing, operating, shut in or temporarily abandoned), severed substances, surface rights, equipment (including fixtures and physical facilities located on the Properties) data (to the extent assignable), contracts and permits. “Producing Properties” further includes all of Sellers’ rights, title to, interests in and obligations under agreements or contracts granting the right or option to explore for and produce oil, coalbed methane gas, natural gas or other hydrocarbons, as applicable, on those Producing Properties, including leasehold interests, fee mineral interests, operating rights, surface rights, equipment (including fixtures and physical facilities) located on the Properties, data, contracts and permits.

2.2	Assignments and Assumptions

At Closing, Sellers shall sell, transfer, convey and assign to Buyers, and Buyers shall purchase, receive and assume from Sellers, all of Sellers’ rights, title to, interests in and liabilities and obligations in connection with the Producing Properties, effective as of the Effective Date.

2.3	Excluded Assets

As used herein, “Excluded Assets” means all other of Sellers’ assets and rights other than in the Producing Properties, including all trade credits, all accounts receivable and all other proceeds, income or revenues attributable to the Properties with respect to any period of time prior to the Effective Date.

2.4	Assignment of Producing Properties, Leases and Leasehold Interests

At Closing, Sellers shall execute an Assignment or Assignments, in the forms attached collectively hereto as Exhibit 1, assigning to Buyers all (one hundred percent (100%)) of Sellers’ collective rights, title to and interests in Producing Properties, including leases, leasehold interests, leasehold rights, exploration rights and mineral rights, all production rights for oil, natural gas, coalbed methane gas or other hydrocarbons, and all proceeds from the sale of oil, natural gas, coalbed methane gas or other hydrocarbons. The Producing Properties are specifically described and listed in the attachments to Exhibit 1, which attachments shall consist of legal descriptions of all (one hundred percent (100%)) of Producing Properties located in Wyoming and Montana in which Sellers have an interest, including Properties in Campbell and Sheridan Counties in the State of Wyoming and Properties in Powder River County in the State of Montana, all sometimes collectively referred to as the Powder River Basin acreage or property. The Parties recognize that, within the next sixty (60) days, a few of Sellers’ Producing Properties which may appear on Exhibit 2 are the subject of ongoing transactions, and may be exchanged or transferred in connection with the resolution of such matters. Buyers shall assign those few Properties to third parties as directed by Sellers, provided that Sellers receive equivalent value for any such assignments, and, in turn, immediately assign those newly acquired or transferred interests to Buyers.

2.5	Sale of Equipment and Fixtures on Producing Properties

At Closing, Sellers shall execute a Bill of Sale, or Bills of Sale, in the forms attached collectively hereto as Exhibit 2, selling and assigning to Buyers all (one hundred percent (100%)) of Sellers’ collective rights, title to and interests in all equipment, personal property, fixtures, physical facilities, rigs, drilling equipment, collection equipment, pumps, piping, casing, logs, pipelines, gathering equipment and systems, meters, seismic information, data and records (to the extent assignable without material cost to Sellers, and, if so, Sellers shall provide Buyers an opportunity to pay such material cost) and all other property and equipment used directly or indirectly for the exploration, production, transmission and sale of oil, natural gas, coalbed methane gas or other hydrocarbons located on or pertaining to said Producing Properties, as described in Section 2.4 herein, and located on or pertaining to the Wyoming and Montana Non Producing Properties, if any, (collectively, “Equipment and Fixtures”). Exhibit 2 shall contain a schedule or schedules describing the equipment, personal property, fixtures, physical facilities, rigs, drilling equipment, collection equipment, pumps, piping, casing, logs, pipelines, gathering equipment and systems, meters, seismic information, data, records and all other property and equipment used directly or indirectly for the exploration, production, transmission and sale of oil, natural gas, coalbed methane gas or other hydrocarbons located on or pertaining to said Producing Properties to be sold, transferred, conveyed and assigned under Section 2.4, and located on or pertaining to the Wyoming and Montana Non Producing Properties, if any, (collectively, “Equipment and Fixtures”).

2.6	Assignment of Contracts and Agreements

At Closing, Sellers and Buyers shall execute an “Assignment of Contracts and Agreements,” in the form attached hereto as Exhibit 3, assigning to Buyers all (one hundred percent (100%)) of Sellers’ collective rights, title to, interests in and obligations under all contracts and agreements pertaining to the Producing Properties as described in Section 2.4 herein, including any joint operating agreements, joint venture agreements, rig agreements, drilling agreements, and agreements pertaining to the collection, gathering, transmission and sale of oil, natural gas, coalbed methane gas or other hydrocarbons and providing for the assumption thereof by Buyers. Exhibit 3 shall contain a schedule or schedules describing such contracts and agreements related to the Properties.

3.	Purchase Price

In exchange for the assets and interests purchased, transferred, conveyed and assigned by Sellers to Buyers, Buyers shall pay Sellers as follows:

3.1	Base Purchase Price

Buyers shall provide the following to Sellers as the “Base Purchase Price,” subject to the adjustments provided in Section 3.2 et seq herein (the “Adjusted Base Purchase Price.”)

3.1.1	Intentionally Omitted.

3.1.2	Promissory Note. At Closing, Buyers shall deliver to Sellers an unsecured, subordinated Promissory Note in the principal amount of Fifteen Million Five Hundred Forty Three Thousand Nine Hundred Dollars USD ($15,543,900) in the form attached hereto as Exhibit 4. Said Promissory Note shall bear interest per annum at the Applicable Federal Rate (“AFR”) in effect on the date of execution. The Promissory Note shall have a maturity date of January 31, 2006 for payment of the balance in full. Payment of said Promissory Note shall be subordinate in payment and priority to any other lender, note holder or creditor of Buyers.

3.1.3	Intentionally Omitted.

3.2	Adjustments to Purchase Price

The Base Purchase Price shall be adjusted as provided in this Section 3.2.

3.2.1	The Base Purchase Price shall be increased by the following amounts (without duplication):

(a)	The amount of all capital and operating expenditures paid by Sellers in connection with Sellers’ percentage share of the capital costs and operating costs of the Properties for the period between the Effective Date and the Closing Date.

(b)	The amount of prepaid expenditures paid by Sellers in connection with Sellers’ percentage share of such prepaid expenses attributable to the Properties for the period between the Effective Date and the Closing Date.

(c)	The amount of One Hundred Thirteen Dollars ($113.00) USD per day between the Effective Date and the Closing Date attributable to Sellers’ contribution to general and administrative overhead expenses for the Properties.

3.2.2	The Base Purchase Price shall be decreased by the following amounts (without duplication):

(a)	The amount of all taxes prorated to Buyers in accordance with Section 10.

(b)	One Hundred (100%) percent of the net proceeds received by Sellers from the production and sale of Sellers’ interest in the coalbed methane gas, natural gas and other hydrocarbons from the Properties between the Effective Date and the Closing Date.

3.2.3	In accordance with the provisions of Section 11.1, Buyers shall deliver to Sellers a statement (the “Settlement Statement”) within sixty (60) days of the Closing Date, setting forth the adjustments to the Base Purchase Price as provided in Section 3.2. The Settlement Statement will be prepared in accordance with customary accounting principles used in the oil gas industry and familiar to both Sellers and Buyers.

3.2.4	Upon a determination of the Final Settlement Statement pursuant to Section 11, either by mutual agreement or by arbitration, the adjustment to the Base Purchase Price will be known. If such adjustment to the Base Purchase Price reflects that an amount is due to Sellers, Buyers shall (a) pay fifty percent (50%) of that amount to Sellers in cash in twelve (12) equal monthly payments, commencing three (3) months from the date of this Agreement, and (b) pay the other fifty percent (50%) of that amount to Sellers within sixty (60) days of the date of this Agreement in shares of Gastar common stock, the number of which shall be determined by dividing the amount due, converted to Canadian dollars at the then applicable exchange rate, by a price of Four Dollars and Fifty Cents per share in Canadian funds ($4.50/sh) (CDN). For example, if the total adjustment amount is Nine Million Dollars in Canadian funds ($9,000,000) (CDN), the number of shares of Gastar stock owing would be One Million (1,000,000); ($4,500,000/$4.50 = 1,000,000). If such adjustment to the Base Purchase Price reflects that an amount is due to Buyers, Sellers shall either (a) reduce the aggregate principal amount due under the Promissory Notes by that amount, or (b) pay such amounts to Buyers in shares of Gastar common stock valued at Four Dollars and Fifty Cents per share in Canadian funds ($4.50) CDN.

3.3 – 3.4.3        Intentionally Omitted

4.	Affirmative Covenants of Gastar

In addition to all other rights, duties and obligations undertaken by it under this Agreement, the LOI and all documents and agreements to be executed in connection with this Agreement, Gastar affirmatively covenants and agrees as follows:

4.1	Gastar Covenant Concerning Registration Rights Agreement

At Closing, Gastar and GeoStar shall execute a Registration Rights Agreement in the form attached hereto as Exhibit 5.

4.2	Intentionally Omitted

5.	Representations and Warranties of Sellers.

Each of GeoStar, First Source Wyoming, Inc. and Squaw Creek Development, Inc., Sellers herein, collectively, individually, jointly and severally represent and warrant to Buyers as follows.

5.1	Organization

Such Seller is duly organized validly existing and in good standing under the laws of the state in which it was organized. Such Seller is qualified to do business in and is in good standing under the laws of each state in which it must be as it pertains to its ownership of the Properties to be sold, transferred, conveyed and assigned hereunder, other than any failure to be so qualified or in good standing that would not have a material adverse effect (“MAE”) on the Properties to be transferred, considered collectively as a whole.

5.2	Authority and Authorization

Such Seller has full power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by such Seller has been, and the performance by such Seller of this Agreement and the transactions contemplated hereby, shall be at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of such Seller.

5.3	Enforceability

This Agreement has been duly executed and delivered on behalf of such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar laws affecting the rights of creditors generally or equitable principles (collectively, “Equitable Limitations”). All documents and instruments required hereunder to be executed and delivered by such Seller as appropriate has been duly executed and delivered and constitute legal, valid and binding obligations of such Seller enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

5.4	Conflicts

The execution and delivery of this Agreement by such Seller does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of such Seller’s governing documents as it pertains to such Seller, (b) violate any provision under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to such Seller other than any violation that would not have a MAE, (c) result in the creation of any lien, charge or encumbrance on any of the Properties to be transferred and assigned hereunder that would have a MAE.

5.5	Contracts

Exhibit 6 sets forth a list of the following contracts, agreements and commitments to which any of the Properties are bound: (a) any agreement with any affiliate of such Seller, (b) any agreement or contract of such Seller for the sale, exchange or other disposition of any hydrocarbons, including coalbed methane gas or natural gas, as applicable, produced by such Seller from the Properties that is not cancelable without penalty on not more than thirty (30) days prior written notice, (c) any agreement of such Seller to sell, lease, farm in, farm out or otherwise dispose of its interests in any of the Properties, other than conventional rights of reassignment and preferential rights; (d) any operating agreement to which such Seller’s interest in any of the Properties is subject, and (e) any contract that commits such Seller to expend more than Fifty Thousand Dollars ($50,000) USD in any year in connection with the Properties (“Contracts”).

5.6	Litigation and Claims

Except as is set forth on Exhibit 7, (a) no claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding is pending or, to such Seller’s knowledge, is threatened against such Seller with respect to the Properties or the ownership or operation of any thereof, other than proceedings relating to the oil and gas industry generally and as to which such Seller is not a named party, and (b) no written notice from any governmental authority or any other person (including employees) has been received by such Seller with respect to the Properties claiming of any material violation by such Seller of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources).

5.7	Approvals and Preferential Rights

Exhibit 8 contains a complete and accurate list of (a) all approvals and consents required to be obtained by such Seller for the assignment or transfer of the Properties to Buyers, other than approvals and consents of governmental authorities, that (i) have already been obtained by such Sellers, or (ii) are customarily obtained in similar transactions after the consummation of the transaction (which Seller represents will be obtained promptly following Closing), and (b) all preferential purchase rights that affect the transactions contemplated by this Agreement. To the extent that an otherwise required approval and consent is not listed on Exhibit 13, it is because the period of time has lapsed for that individual or entity to have responded, following timely notice provided to them or it, with no response or exercise of preferential right.

5.8	Compliance with Laws and Permits

During the period of such Seller’s ownership of the Properties, to such Seller’s knowledge, except as set forth elsewhere in this Agreement or in the Exhibits to this Agreement, those Properties have been and currently are operated, and such Seller and those Properties are, in compliance with the provisions and requirements of all laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to those Properties or the ownership or operation of any thereof, except where noncompliance would not have, individually or in the aggregate, a MAE. All necessary governmental permits, licenses and other authorizations with regard to the ownership or operation of those Properties have been obtained and maintained in effect, except where the failure to obtain or maintain such permits, licenses and other authorizations would not have, individually or in the aggregate, a MAE. No violations exist in respect of such permits, licenses or other authorizations, except for violations that would not have, individually or in the aggregate, a MAE.

5.9	Environmental Compliance

During the period of such Seller’s ownership of the Properties, to such Seller’s knowledge, except as set forth on Exhibit 9, no pollutant, waste, contaminant, or hazardous, extremely hazardous, or toxic material, substance, chemical or waste identified, defined or regulated as such under any law relating to health and safety or environmental matters is present, or has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or has escaped on, in, from, under or in connection with those Properties or the ownership or operation thereof such as to cause a condition or circumstance that results in a violation of any law relating to health and safety or environmental matters or in a remediation, removal, response, restoration, abatement, investigative or monitoring obligation, other than violations or obligations that (a) were not the result of any action or omission by such Seller or (b) would not have, individually or in the aggregate, a MAE. Seller shall also identify separately in Exhibit 9 those circumstances known to such Seller which would have been listed but for subsections (a) and (b) of this Section.

5.10	Status of Contracts

All of the Contracts to be transferred and assigned hereunder to which such Seller is bound, are in full force and effect, and such Seller is not in breach of, or with the lapse of time or the giving of notice, or both, would be in breach of any of its material obligations thereunder, and consummation of the transactions contemplated hereunder will not result in such a breach.

5.11	Production Burdens, Taxes, Expenses and Revenues

All payments due under or with respect to the Properties have been properly and timely paid when due, or funds have been set aside for such purpose. All ad valorem, property, production, severance and other taxes based on or measured by such Seller’s ownership of those Properties or the production of hydrocarbons, including coalbed methane gas or natural gas, as applicable, therefrom have been properly and timely paid when due. All expenses payable under the terms of the Contracts attributable to such Seller have been properly and timely paid when due, except for such expenses as are being currently paid prior to delinquency in the ordinary course of business. All of the proceeds from the sale of any hydrocarbons, including coalbed methane gas or natural gas, as applicable, are being properly and timely paid when due to such Seller, as appropriate, by the purchasers of production without suspension or indemnity other than standard division order indemnities. To the best of such Seller’s knowledge, there were no gas imbalances relating to the Properties to be transferred and assigned as of the Effective Date.

5.12	Current Commitments

Exhibit 10 contains a true and complete list, as of the Closing Date, of all AFEs approved by such Seller to drill or rework wells or for material capital expenditures pursuant to any of the Contracts for which all of the activities anticipated in such authorities for material expenditures or material commitments have not been completed by the Closing Date and having a remaining expenditure obligation in excess of Fifty Thousand Dollars ($50,000.00) USD each.

5.13	Liens and Encumbrances

During such Seller’s ownership of the Properties, and to the best of such Seller’s knowledge for those periods when Sellers did not own the Properties, except for Permitted Encumbrances or as shown on Exhibit 11, there are no material liens or encumbrances (except for those of record) burdening those Properties.

5.14	Good and Defensible Title

If the Closing occurs, then effective as of the Closing Date, such Seller warrants good and defensible title to the Producing Properties sold, conveyed, transferred and assigned by such Seller unto Buyers hereunder against any person lawfully claiming the same by, through or under such Seller, but not otherwise, subject, however to the Permitted Encumbrances, to any matters of record and as shown on Exhibit 11.

5.15	Trade Payables

All trade payables incurred by or on behalf of such Seller with respect to the Properties, Equipment and Fixtures have been paid in full, or will have been paid in full by or on behalf of such Seller by the Closing Date. There are no claims, actions or lawsuits outstanding, pending or, to the Knowledge of Sellers, threatened by any trade creditor with respect to the Properties, Equipment and Fixtures including, without limitation, of those creditors related to the sale or lease of Properties, the exploration, production, transmission or sale of coalbed methane gas, natural gas or other hydrocarbon products, the sale or lease of assets, or the provision of services.

5.16	Sellers’ Knowledge

As used herein, “Sellers’ knowledge” or the “Knowledge of Sellers” means the actual knowledge of Thom Robinson, John Parrott, Tony Ferguson, Frederick Lambert, Milton Evans, Lundin Schneider or Brian Wert.

6.	Representations and Warranties of Each Buyer

Each of Gastar, First Sourcenergy Wyoming, Inc. and Squaw Creek, Inc., Buyers herein, represent and warrant to Sellers as follows:

6.1	Organization

Such Buyer is duly organized, validly existing and in good standing under the laws of the state, or, in the case of Gastar, Canadian province, in which such Buyer was organized.

6.2	Authorization and Authority

The execution and delivery of this Agreement and the performance of this Agreement and the transactions contemplated hereby has been duly and validly authorized by all requisite corporate action on the part of such Buyer. Such Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase as appropriate the Properties to be transferred and assigned hereunder on the terms described in this Agreement, and to perform its other obligations under this Agreement. All of the shares of Gastar common stock to be issued to Sellers hereunder are duly authorized and, upon issuance, will be fully paid and non assessable and free of liens, encumbrances and preemptive rights except, and subject to, the restrictive legends that are required to be placed on said shares of stock.

6.3	Enforceability

This Agreement has been duly executed and delivered on behalf of such Buyer, and constitutes a legal, valid and binding obligation of such Buyer enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. All documents required hereunder to be executed and delivered by such Buyer have been duly executed and delivered and constitute the legal, valid and binding obligations of such Buyer enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

6.4	Conflicts

The execution and delivery of this Agreement by such Buyer does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of such Buyer’s governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which such Buyer is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to such Buyer, other than any violation that would not have a MAE.

6.5	Reliance

Such Buyer has been afforded an opportunity to (a) examine the Properties to be transferred and assigned hereunder and such materials as it has requested to be provided to it by Sellers, (b) discuss with representatives of Sellers such materials and the nature and operation of those Properties and (c) investigate the condition of the Properties. In entering into this Agreement, such Buyer has relied solely on the express representations and covenants of Sellers in this Agreement or in the Assignments delivered in connection herewith, its independent investigation of, and judgment with respect to, these Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of any representatives of, or consultants or advisors engaged by, Sellers or the persons representing Sellers.

6.6	Qualified Leaseholder

Such Buyer meets the area-wide bonding and any other bonding requirements of the relevant Bureaus of Land Management and other governmental authorities, and, after the Closing, such Buyer anticipates that it will continue to be able to meet such bonding requirements. Such Buyer is, and, after the Closing, expects to continue to be, otherwise qualified to own, and assume operatorship of, the Properties.

6.7	Litigation and Claims

There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to such Buyer’s knowledge, threatened against it before any governmental authority that impedes, or is likely to impede, its ability to consummate the transactions contemplated by this Agreement.

6.8	Buyers’ Knowledge

As used herein, “Buyers’ knowledge” or “Knowledge of Buyers,” means the actual knowledge by J. Russell Porter or Michael Gerlich.

7.	Covenants

7.1	Covenant of Sellers

Each Seller covenants that it will make or give all notifications, filings, consents and approvals, from, to or with all governmental authorities, and take all actions reasonably requested by Buyers, necessary for, and cooperate with Buyers in obtaining, the issuance, assignment or transfer, as the case may be, by each such authority of such permits or other governmental approvals as may be necessary for Buyers to own and operate the Properties following the consummation of the transactions contemplated in this Agreement.

7.2	Covenant of Buyers

In addition to the specific affirmative covenants of Buyer Gastar set forth in Section 4, Buyers, if required by Sellers, shall deliver to Sellers evidence of the posting of bonds or other security with the Bureau of Land Management, State of Wyoming, State of Montana and all other applicable governmental authorities, meeting the requirements of those authorities to own and, where appropriate, operate the Properties.

7.3	Cooperation

Buyers shall use their individual and collective commercially reasonable efforts to cooperate with Sellers to obtain any such consents or authorizations necessary to complete the transactions contemplated by this Agreement.

8.	Intentionally Omitted

9.	Closing and Closing Deliveries

9.1	The Closing Date

The sale, conveyance, transfer and assignment of the Producing Properties and related assets pursuant to this Agreement shall be consummated on June 16, 2005, or as soon thereafter as is reasonably practicable, (“Closing Date”) at 11:00 a.m. in Gastar’s office in Houston, Texas, or at some other location mutually agreeable to the Parties.

9.2	Documents to be Delivered at Closing

9.2.1	On the Closing Date, Sellers shall deliver to Buyers the following instruments, properly executed by authorized officers and, where appropriate, acknowledged:

(a)	This Agreement.

(b)	The Assignments provided for in Section 2.4.

(c)	The Bills of Sale provided for in Section 2.5.

(d)	The Assignment of Contracts and Agreements provided for in Section 2.6.

(e)	Such other instruments as are necessary to effect the conveyances of the Properties and interests to Buyers, as requested by Buyers or their counsel.

(f)	Sellers shall deliver on forms supplied by Buyers and reasonably acceptable to Sellers transfer orders or letters in lieu thereof directing all purchasers of production to make payments to Buyers of proceeds attributable to production from the Properties from and after the Effective Date, for delivery by Buyers to the purchasers of production.

(g)	The Registration Rights Agreement provided for in Section 4.1.

(h)	The amounts held in suspense by Sellers, with a schedule listing all suspense accounts, as provided for in Section 10.4

9.2.2	At the Closing, Buyers shall deliver to Sellers the following instruments, properly executed by authorized officers and, where appropriate, acknowledged:

(a)	This Agreement.

(b)	The Promissory Note for Fifteen Million Five Hundred Forty Three Thousand Nine Hundred Dollars ($15,543,900) USD provided for in Section 3.1.2.

(c)	The Registration Rights Agreement provided for in Section 4.1.

(d)	Such other instruments as are necessary to effectuate the transactions contemplated herein, as requested by Sellers or their counsel.

9.3	Intentionally Omitted.

10.	Taxes, Prorations and Assumption of Obligations

10.1	Tax Prorations

Real and personal property taxes for the Properties shall be prorated between Buyers and Sellers as of the Effective Date. If the actual taxes are not known on the Closing Date, Sellers’ share of such taxes shall be determined by using (a) the rates and millage for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto, and (b) the assessed values for the year in which Closing occurs. When Buyers receive the actual tax statements for the Properties from the appropriate taxing authorities, Buyers shall deliver to Sellers a copy of such statements, together with the amount, if any, by which Sellers’ proration exceeds the proration that would have been made had actual tax statements been used to calculate Sellers’ proration. If the proration for Sellers that would have been made using actual tax statements exceeds that made at Closing, Sellers shall pay to Buyers such difference within three Business Days of receipt of such statement.

10.2	Severance and Ad Valorem Taxes

Sellers represent that they have paid all ad valorem and severance taxes attributable to the production from the Properties that have been assessed or incurred or have become due and payable before the Effective Date, other than taxes that have been contested in good faith.

10.3	Assumption of Obligations

As of the Effective Date, Buyers assume their share of (a) the obligation to (i) plug and abandon or remove and dispose of all wells, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Properties (ii) cap and bury all flow lines and other pipelines now or hereafter located on the Properties, and (iii) dispose of naturally occurring radioactive material and all other pollutants, wastes, contaminants, or hazardous, or extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Properties; (b) all obligations and liabilities arising from or in connection with any gas production, gas compression, gathering and transmission agreements attributable to coalbed methane gas or natural gas, as applicable, producing from the Properties, whether before, on or after the Effective Date; and (c) all other costs, obligations and liabilities that arise under the Properties or Contracts or otherwise relate to the Properties and, in each case, arise from or relate to events occurring or conditions existing on or after the Effective Date or accrue after the Effective Date. All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner. Buyers assume no other obligations than those set forth herein and in any Assignments, Bills of Sale and other documents of conveyance and assumption executed by Buyers hereunder.

10.4	Suspense Accounts

On the Closing Date, Sellers shall deliver to Buyers all amounts held in suspense by Sellers that relate to Properties to be sold, conveyed, transferred and assigned at Closing, together with a schedule listing all suspense accounts. Upon receipt thereof from Sellers, Buyers shall assume responsibility for and apply such funds in a manner consistent with prudent oil and gas business practices. Buyers hereby indemnify and hold harmless Sellers for any Liability arising from such suspense accounts.

11.	Accounting

11.1	Settlement Statement

In accordance with Section 3.2.4 as soon as practicable and, in any event, no later than sixty (60) calendar days after the Closing Date, Buyers shall prepare and deliver to Sellers the Settlement Statement setting forth the adjustments to the Base Purchase Price. The Settlement Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry. Within thirty (30) calendar days after Sellers’ receipt of the Settlement Statement, Buyers and Sellers shall endeavor to agree on the accounting set forth therein.

11.2	Arbitration of Final Settlement Statement

If Sellers and Buyers cannot agree upon the Settlement Statement, a certified independent, nationally recognized public accounting firm, selected mutually by the Parties, shall serve as an arbitrator and decide all points of disagreement with respect to the Settlement Statement, such decision to be binding on both parties. If the parties are unable to agree upon the designation of an arbitrator, then the arbitration, including the selection of an arbitrator, shall be conducted under the rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof. The costs and expenses of the arbitrator shall be shared equally by Sellers and Buyers.

11.3	Payment

Within five (5) Business Days after the agreement of Sellers and Buyers on the Settlement Statement, or after the decision of the arbitrator, Buyers or Sellers, as the case may be, shall, consistent with and subject to the provisions of Section 3.2.4, determine the manner in which they will pay the sums as may be found due under the Settlement Statement.

12.	Survival and Indemnification.

12.1	Survival

The liability of Buyers and Sellers under each of their respective representations and warranties contained in this Agreement shall survive for two (2) years from the Effective Date. Any limitations or conditions to said representations and warranties which are reflected in the Exhibits, or which were determined in pre-Closing due diligence investigation, shall be considered to be incorporated into the representations and warranties.

12.2	Liabilities

The term “Liabilities” shall mean any and all payments, charges, judgments, assessments, liabilities, damages, penalties, fines or costs and expenses paid or incurred by the person seeking indemnification, including any legal or other expenses reasonably incurred in connection therewith.

12.3	Indemnification by Sellers

After the Closing, Sellers shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Buyers, all of their affiliates, successors and permitted assignees, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against their share of any and all Liabilities arising from, based upon, related to or associated with (a) any act, omission or event involving or relating to the Properties occurring during the period beginning at which Sellers first had a percentage interest in the Properties and ending as of the Effective Date, other than obligations and liabilities assumed by Buyer pursuant to Section 10.3; (b) any act or omission by Sellers involving or relating to the Excluded Assets whether occurring before or after the Effective Date; (c) the material inaccuracy of any representation or warranty of Sellers set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (d) the material breach of, or failure to, perform or satisfy, any of the covenants of Sellers set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; and (e) any liability of Sellers not assumed by Buyers hereunder. Notwithstanding the foregoing, the Indemnification obligations of Sellers hereunder is limited by and subject to the time limitations set forth in Section 12.1, “Survival.”

12.4	Indemnification by Buyers

After the Closing, Buyers shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Sellers, all of their affiliates, successors and permitted assignees, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) (Buyer Indemnified Parties and Seller Indemnified Parties sometimes collectively referred to as “Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with (a) any act, omission or event involving or relating to the Properties first occurring after the Effective Date or assumed by Buyer pursuant to Section 10.3; (b) the material inaccuracy of any representation or warranty of Buyers set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (c) the material breach of, or failure to, perform or satisfy, any of the covenants of Buyers set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; and (d) any liability of Buyers not assumed by Sellers hereunder. Notwithstanding the foregoing, the Indemnification obligations of Buyer hereunder is limited by and subject to the time limitations set forth in Section 12.1, “Survival.”

12.5	Liability Limitations

12.5.1	Any assertion by any Buyer Indemnified Parties that any Seller is liable (a) for the material inaccuracy of any representation or warranty; (b) for indemnity under the terms of this Agreement; or (c) otherwise in connection with the transactions contemplated in this Agreement, must be provided by written notice and must be given to the other Party or Parties on or prior to the second anniversary of the Closing Date. Any assertion by any Seller Indemnified Parties that any Buyer is liable (a) for the material inaccuracy of any representation or warranty; (b) indemnity under the terms of the Agreement; or (c) otherwise in connection with the transactions contemplated in the Agreement, must be provided by written notice. The notice shall state the facts known that give rise to such notice in sufficient detail to allow the other Party or Parties to evaluate the assertion.

12.5.2	None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with this Agreement or the transactions contemplated in this Agreement until the aggregate amount of the Liabilities actually suffered exceeds five percent (5%) of the Base Purchase Price, and then only to the extent of such excess.

12.5.3	The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification or other compensation under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding (a) tax benefit created or generated or (b) insurance proceeds realized or that could reasonably be expected to be realized by such party if a claim were properly pursued under the relevant insurance arrangements.

12.5.4	Absent fraud or intentional misconduct, Sellers shall not be required to indemnify any Buyer Indemnified Parties or pay any other amount in connection with this Agreement or with respect to the transactions contemplated in this Agreement in amounts exceeding in the aggregate fifty percent (50%) of the Base Purchase Price.

12.5.5	None of the Indemnified Parties shall be entitled to recover any amount for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such party. Buyers on behalf of each of the Buyer Indemnified Parties and Sellers on behalf of each of the Seller Indemnified Parties waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement.

12.5.6	The sole and exclusive remedy of each of the Indemnified Parties with respect to this Agreement and the Transactions contemplated hereby shall be pursuant to the express indemnification provisions of this Section 12. Any and all (a) claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement or (c) other claims relating to the Properties and the purchase and sale thereof shall be subject to the provisions set forth in this Section 12. Except for claims made pursuant to the express indemnification provisions of this Section 12, Buyers on behalf of each of the Buyer Indemnified Parties and Sellers on behalf of each of the Seller Indemnified Parties shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against the other Party or any of its affiliates and any and all rights, claims and causes of action it may have against the other Party or any of its affiliates, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

12.5.7	No person entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could prejudice or otherwise adversely impact the ability of the person providing such indemnification or potentially liable for such damages to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding.

12.5.8	Sellers and Buyers acknowledge that the payment of money, as limited by terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein.

12.5.9	Each person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifable or recoverable hereunder or in connection herewith.

12.5.10	At the option of any Seller, any amounts due and payable by such Seller to any Buyer under this Article 12 may be paid by such Seller (1) in cash; (2) by setting off an equal amount payable by Buyers pursuant to the Promissory Notes; (3) by delivering to Buyers a number of shares of Gastar common stock with a value equal to the amount payable by Seller, with the number of shares determined by dividing the amount due by the volume weighted five (5) day average trading price of Gastar stock on the Toronto Stock Exchange (“TSE”) for the period of the last five (5) trading days on the TSE prior to the date the amount due is finally determined. For example, if the amount due is Six Million Dollars ($6,000,000) (USD), and the volume weighted five (5) day average trading price of Gastar stock on the TSE is Three Dollars ($3.00) per share (USD), the number of shares of Gastar stock due would be Two Million (2,000,000); ($6,000,000/$3.00 = 2,000,000); or (4) by any combination of the foregoing.

12.5.11	THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFYING PARTY. BUYERS AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

12.5.12	Sellers shall not have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for any (i) breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant, or obligation or (ii) any indemnity (a) if such breach, misrepresentation, noncompliance or indemnity rights shall have been waived by Buyers, (b) if Buyers had knowledge of the relevant facts at or before Closing or (c) if Buyers should have known, in the exercise of reasonable diligence, of the relevant facts at or before Closing.

12.6	Waiver of Representations

12.6.1	THE EXPRESS REPRESENTATIONS OF SELLERS CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, OR OTHER CONDITION OF THE PROPERTIES; OR THE OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF OR ANY OTHER MATTERS.

12.6.2	SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND BUYERS HEREB WAIVE, ANY LIABILITY OR RESPONSIBILITY FOR, (I) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF GAS OR OTHER HYDROCARBONS IN OR UNDER THE PROPERTIES; AND (II) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY OF THE PROPERTIES OR ANY PART THERETO.

12.6.3	EXCEPT FOR THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT, THE ITEMS OF EQUIPMENT, PERSONAL PROPERTY, FIXTURES, PHYSICAL FACILITIES, RIGS, DRILLING EQUIPMENT, COLLECTION EQUIPMENT, PUMPS, CASING, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE PROPERTIES ARE SOLD, AND BUYER ACCEPTS SUCH ITEMS “AS IS, WHERE IS, WITH ALL FAULTS.”

12.6.4	BUYERS ACKNOWLEDGE THAT THE WAIVERS IN THIS SECTION 12.6 ARE CONSPICUOUS.

13.	Further Assurances.

13.1	General

After the Closing, Sellers and Buyers shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

13.2	Like-Kind Exchange

Either of Sellers and Buyers may consummate (and the other Parties represent and commit that they shall reasonably cooperate with) the sale/acquisition of the Properties as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that; (i) the Closing shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to any party’s obligations under this Agreement; and (ii) no Party shall be required to acquire or hold title to any real property for purposes of consummating the other party’s Exchange; and (iii) neither Party shall incur any cost or liability in connection with the other Party’s exchange. No Party shall, by this Agreement or acquiescence to the other Party’s Exchange, have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the other party that any Exchange in fact complies with Section 1031 of the Internal Revenue Code of 1986, as amended.

13.3	Filings, Notices and Certain Governmental Approvals

Promptly after Closing Buyers shall (a) record the assignments of the Properties executed at the Closing in all applicable real property records, (b) send notices to vendors supplying goods and services for the Properties of the assignment of the Properties to Buyers; (c) actively pursue the unconditional approval by the Bureau of Land Management, state of Wyoming, state of Montana and all other applicable governmental authorities of the assignment of the Properties to Buyers and the designation of Buyers as the operator thereof, and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Properties to Buyers, and the assumption of the liabilities assumed by Buyers hereunder, and that shall not have been obtained prior to Closing. Buyers obligate themselves to take any and all action required by the Bureau of Land Management, state of Wyoming, the state of Montana or any other regulatory agency in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

14.	Access to Records after Closing

14.1	Access by Buyers

After the Closing Date, Buyers and their authorized representatives shall have reasonable access (at Buyers’ sole cost and expense) during Sellers’ normal business hours to all books and records of Sellers pertaining to the Properties for periods prior to the Effective Date for the purpose of prosecuting or defending claims, lawsuits or other proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any governmental authority. Buyers at their sole expense, may copy such records they deem appropriate. Sellers agree to maintain such books and records for a minimum of seven (7) years after Closing.

14.2	Access by Sellers

After the Closing Date, Sellers and their authorized representatives shall have reasonable access (at Seller’s sole cost and expense) during Buyers’ normal business hours to all books and records in the possession of Buyers (to the extent that Sellers have not retained a copy thereof) pertaining to the Properties for periods prior to the Effective Date for the purpose of prosecuting or defending claims, lawsuits or other procedures, for audit purposes, or to comply with legal process, rules, regulations or orders of any governmental authority. Sellers at their own expense may copy such records as they deem appropriate. Buyers agree to maintain such books and records for a minimum of seven (7) years after Closing.

15.	Notices

All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier, shall be deemed to have been given one Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by telecopier, shall be deemed to have been given when actually received, and (c) if mailed, shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows:

To Buyers:	Gastar Exploration, Ltd.
First Sourcenergy Wyoming, Inc.
Squaw Creek, Inc.
1331 Lamar, Suite 1080
Houston, Texas 77010
Attn: J. Russell Porter, President and Chief Executive Officer
Telecopier: (713) 739-0458

To Sellers:	Geostar Corporation
First Source Wyoming, Inc.
Squaw Creek Development, Inc.
2480 W. Campus Drive, Building C
Mt. Pleasant, MI 48858
Attn: Thom Robinson, President
Telecopier: (989) 773-0006

To Counsel:	William R. Jansen, Esq.
Warner Norcross & Judd LLP
2000 Town Center, Suite 2700
Southfield, Michigan 48075
Telecopier: (248) 784-5150

16.	Assignment

Except as necessary to effect an Exchange as contemplated by Section 13.2, neither Sellers nor Buyers may assign their rights or delegate their duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, before or after Closing, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

17.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Michigan without giving effect to any principles of conflicts of laws. The validity of the various conveyances affecting title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The representations and warranties contained in such conveyances and the remedies available because of a breach of such representations and warranties shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to the principles of conflicts of laws.

18.	Expenses and Fees

Whether or not the transactions contemplated by this Agreement are consummated, each of the Parties hereto shall pay the fees and expenses of its counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Buyers shall be responsible for the cost of all fees for the recording of transfer documents and any sales, transfer, stamp or other excise taxes resulting from the transfer of the Producing Properties to Buyers. All other costs shall be borne by the Party incurring such costs.

19.	Integration

This Agreement, including the Exhibits, and the other agreements to be entered into by the Parties under the provisions of this Agreement executed by Buyer and Seller sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof.

20.	Waiver or Modification

This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of Buyer and Seller, or, in the case of a waiver or consent, by or on behalf of the Party or Parties waiving compliance or giving such consent. The failure of any Party at any time or times to require performance of any provision of this Agreement shall not affect its right at a later time to enforce such provision. No waiver by any Party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

21.	Invalid Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

22.	Multiple Counterparts

This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In addition, this Agreement may be executed in a number of counterparts, any one of which may contain the execution of either Buyer or Seller, and all of such counterparts taken together shall constitute one completely executed original agreement.

23.	Public Announcements

Upon one Party requesting consent to make a public announcement, each Party agrees to exercise its best efforts to agree upon the text of a joint public announcement or statement to be made by both Buyers and Sellers. Nothing contained in this Section shall be construed to require either Party to obtain approval of the other party hereto to disclose information with respect to the transactions contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of securities exchange or any applicable securities laws.

24.	Conflict Waiver

Buyers and Sellers each acknowledge that they have requested the law firm of Warner Norcross & Judd LLP to prepare this Purchase and Sale Agreement and Assignment of Interests, and to further prepare all Exhibits and Schedules in connection therewith. Warner Norcross & Judd LLP has not negotiated any portion of the terms contained herein, nor has it negotiated the Exhibits or Schedules attached or to be attached hereto, but has merely attempted to reduce to writing the agreements reached between the Parties. Buyers and Sellers have been advised that a conflict of interest exists between their respective interests. As a result, Buyers and Sellers have been advised to consider seeking the advice of their own independent counsel. Each of Buyers and Sellers hereby acknowledge that it had ample opportunity to do so, has obtained such independent advice as it deems necessary, or has elected not to seek such independent advice. Each of Buyers and Sellers further acknowledge and agree that any and all claims against Warner Norcross & Judd LLP regarding any possible conflict of interest with regard to this Agreement, the Exhibits and Schedules hereunder, the preparation thereof, the Closing pursuant thereto, and the results of or performance under the Closing, are now and are forever irrevocably waived.

25.	Termination by Sellers.

Sellers may, in their sole discretion, terminate this Agreement and all obligations of both Buyers and Sellers hereunder. If funding for the amounts dues Sellers hereunder is not received by Sellers or their designees by 5:00 p.m. (E.S.T.) Friday, June 17, 2005.

EXECUTED and delivered as of the date first written above.

“SELLERS”

GEOSTAR CORPORATION

By:	/s/ JOHN W. PARROTT
John W. Parrott, Vice President

FIRST SOURCE WYOMING, INC.

By:	/s/ JOHN W. PARROTT
John W. Parrott, Vice President

SQUAW CREEK DEVELOPMENT, INC.

By:	/s/ JOHN W. PARROTT
John W. Parrott, Vice President

“BUYERS”

GASTAR EXPLORATION LTD.

By:	/s/ J. RUSSELL PORTER
J. Russell Porter, President and
Chief Executive Officer

FIRST SOURCENERGY WYOMING, INC.

By:	/s/ J. RUSSELL PORTER
J. Russell Porter, President

SQUAW CREEK, INC.

By:	/s/ J. RUSSELL PORTER
J. Russell Porter, President